FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.   Name of Purchasing Portfolio:  BlackRock Ohio
Municipal Bond Portfolio    (BR-OH)
2.   Issuer: State of Ohio, Turnpike Revenue Refunding
Bonds, 2010 Series A

3.   Date of Purchase: 11/03/10
4.   Underwriter from whom purchased:  Morgan Stanley & Co.
Incorporated
5.   Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in
syndicate:    PNC Capital Markets LLC

a.   List Members of Underwriting Syndicate: Morgan
Stanley & Co. Incorporated, J.P. Morgan Securities
LLC, Blaylock Robert Van, LLC, KeyBanc Capital
Markets, PNC Capital Markets

6.   Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)):   (BR-OH) $1,790,000 out of
$131,290,000
7.   Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)):   $3,290,000 out of
$131,290,000
8.   Purchase price (net of fees and expenses):  $105.676
9.   Date offering commenced (if different from Date of
Purchase):
10.   Offering price at end of first day on which any sales
were made:
11.   Have the following conditions been satisfied:              Yes   No
a.   The securities are part of an issue registered
under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
      Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
      Offering or part of an issue of government
      securities.                                                _X__   ___

   b.   The securities were purchased prior to the
      end of the first day on which any sales
      were made, at a price that was not more
      than the price paid by each other
      purchaser of securities in that offering
      or in any concurrent offering of the
      securities (except, in the case of an
      Eligible Foreign Offering, for any rights
      to purchase required by laws to be granted
      to existing security holders of the
      Issuer) or, if a rights offering, the
      securities were purchased on or before the
      fourth day preceding the day on which the
      rights offering terminated.                               _X__   ___

   c.   The underwriting was a firm commitment
      underwriting.                                             _X__   ___

   d.   The commission, spread or profit was
      reasonable and fair in relation to that
      being received by others for underwriting
      similar securities during the same period.
                                                                _X__   ___

   e.   In respect of any securities other than
      Eligible Municipal Securities, the issuer
      of such securities has been in continuous
      operation for not less than three years
      (including the operations of predecessors).
                                                                _X__   ___

f.   Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                                          _X__   ___


Approved: _   __Janine Bianchino_______   Date:       __12/22/10_____